UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13, 15(d), or 37 of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2018

TENNESSEE VALLEY AUTHORITY
(Exact name of registrant as specified in its charter)

A corporate agency of the United States created by an act of Congress (State or other jurisdiction of incorporation or organization)	000-52313 (Commission file number)	62-0474417 (IRS Employer Identification No.)

400 W. Summit Hill Drive Knoxville, Tennessee (Address of principal executive offices)		37902 (Zip Code)

(865) 632-2101
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

Item 8.01 Other Events.

On February 12, 2018, President Trump submitted the Fiscal Year 2019 Budget of the U.S. Government (the “Budget”) to Congress. The Budget contains the following language:

The Budget proposes to sell the transmission assets of the Tennessee Valley Authority (TVA). The private sector is best suited to own and operate electricity transmission assets. Eliminating the Federal Government’s role in owning and operating transmission assets encourages a more efficient allocation of economic resources and mitigates unnecessary risk to taxpayers.

. . .

The vast majority of the Nation’s electricity infrastructure is owned and operated by for-profit investor owned utilities. Ownership of transmission assets is best carried out by the private sector where there are appropriate market and regulatory incentives.

On February 12, 2018, President Trump also submitted his Legislative Outline for Rebuilding Infrastructure in America (“Legislative Outline”) to Congress. The Legislative Outline contains the following language:

•	The Federal Government owns and operates certain infrastructure that would be more appropriately owned by State, local, or private entities.

•
For example, the vast majority of the Nation’s electricity needs are met through for-profit investor-owned utilities. Federal ownership of these assets can result in sub-optimal investment decisions and create risk for taxpayers.

•
Providing Federal agencies authority to divest of Federal assets where the agencies can demonstrate an increase in value from the sale would optimize the taxpayer value for Federal assets. To utilize this authority, an agency would delineate how proceeds would be spent and identify appropriate conditions under which sales would be made. An agency also would conduct a study or analysis to show the increase in value from divestiture. Examples of assets for potential divestiture include-

◦	Southwestern Power Administration’s transmission assets;

◦	Western Area Power Administration’s transmission assets;

◦	Ronald Reagan Washington National and Dulles International Airports;

◦	George Washington and Baltimore Washington Parkways;

◦	Tennessee Valley Authority transmission assets;

◦	Bonneville Power Administration’s transmission assets; and

◦	Washington Aqueduct.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tennessee Valley Authority
(Registrant)

Date: February 14, 2018	/s/ John M. Thomas, III
John M. Thomas, III
Executive Vice President and
Chief Financial Officer

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